UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2017

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of principal executive offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

Amendment to Cerberus Credit Facility

On November 10, 2017, Cherokee Inc. (the “Company”) entered into an amendment (the “Cerberus Amendment”) of its senior secured credit facility (the “Cerberus Credit Facility”) with Cerberus Business Finance, LLC (“Cerberus”).  The Amendment includes a waiver of all defaults under the Cerberus Credit Facility arising from the Company’s failure to comply with financial covenants thereunder for the periods ended on or prior to July 29, 2017. As of July 29, 2017, the Company had approximately $48.8 million in principal amount of outstanding indebtedness owed under the Cerberus Credit Facility, all of which is due in December 2021.

Pursuant to the Cerberus Amendment, the Cerberus Credit Facility bears interest at a rate per annum equal to either the rate of interest publicly announced from time to time by JPMorgan in New York, New York as its reference rate, base rate or prime rate or LIBOR plus, in each case, the amended applicable margin and subject to the applicable rate floor. As amended, the "Applicable Margin" shall be at Pricing Level 1 set forth in the table below until the delivery of the required financial statements and certificates to Cerberus in respect of the fiscal quarter ending April 30, 2018.  Thereafter, the Applicable Margin will be subject to adjustment based upon the leverage ratio as set forth below at the end of each fiscal quarter while the Cerberus Credit Facility remains in effect.

Pricing Level	Leverage Ratio	Reference Rate Loans	LIBOR Rate Loans
1	≥ 5.00:1.00	7.00%	9.50%
2	< 5.00:1.00 ≥ 3.00:1.00	6.50%	9.00%
3	< 3.00:1.00	6.00%	8.50%

Certain covenants requiring the Company to satisfy specified financial ratios begin to apply with respect to the fiscal quarter ending April 30, 2018.   The new required Consolidated EBITDA thresholds have been set to negative $800,000 to $800,000 for the fiscal quarter ending April 30, 2018, $1.0 million to $3.4 million for the two fiscal quarters ending July 31, 2018 and $4.7 million to $8.1 million for the three fiscal quarters ending October  31, 2018. In addition, (i) the required leverage ratio (as defined and calculated in the Cerberus Credit Facility) has been amended to 4.75 to 1.00 for the four consecutive fiscal quarters ending on or about January 31, 2019,  4.65 to 1.00 for the four consecutive fiscal quarters ending on or about April 30, 2019, and decreasing ratios for each period of four consecutive fiscal quarters ending thereafter as set forth therein; (ii) the required fixed charge coverage ratio (as defined and calculated in the Cerberus Credit Facility) has been amended to 1.20 to 1.00 for any period of four consecutive fiscal quarters ending on or about January 31, 2019 and thereafter; (iii);  the new liquidity covenant requires the Company to maintain an amount of unrestricted cash on-hand, together with the availability under the revolving credit facility under the Cerberus Credit Facility, of no less than $2.0 million at all times; and (iv) the parties agreed to certain additional administrative amendments. The Company must also utilize extraordinary receipts of funds to reduce the principal due under the Cerberus Credit Facility, subject to certain thresholds and limitations.

The Cerberus Amendment also provides, as a condition to the effectiveness of the Cerberus Amendment, that investors purchase participations from lenders under the Cerberus Credit Facility of no less than $11.5 million on or before December 8, 2017.  In connection with the purchase of participation interests in the Cerberus Credit Facility, the Cerberus Amendment permits the Company to repay the unsecured receivables funding loan due to Jess Ravich, a member of the Board of Directors, by application of proceeds from a participation in the Cerberus Credit Facility by Mr. Ravich in an amount equal to the currently outstanding principal and interest under such loan.

Further, the Cerberus Amendment eliminates the requirement that, under certain circumstances, the Company exercise its rights to call the equity commitment rights under certain Common Stock Purchase Agreements dated August 11, 2017.  As a result, upon the effectiveness of the Cerberus Amendment, such commitments are expected to be no longer in effect, and none of the Company, the lenders under the Cerberus Credit Facility or the investors under such agreements would have the right to require the investors to purchase the Company’s common stock under such agreements.

The foregoing summary of the Cerberus Amendment is qualified in its entirety by reference to the full text of the Cerberus Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Cerberus Amendment set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1

Amendment No. 2 to Financing Agreement, dated November 10, 2017 and effective November 10, 2017, by and among Cherokee Inc., Irene Acquisition Company B.V., the guarantors from time to time party thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as Collateral Agent and Cerberus Business Finance, LLC, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cherokee Inc.

Date: November 13, 2017	By:	/s/ Jason Boling
Jason Boling
Chief Financial Officer